Exhibit 10.1

FORM OF

STOCKHOLDER AGREEMENT

between

BNP PARIBAS

and

FIRST HAWAIIAN, INC.

Dated as of [     ], 2016

TABLE OF CONTENTS

		PAGE

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Beneficial Ownership	7
Section 1.3	Interpretation	7

ARTICLE II
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Section 2.1	Board of Directors	8
Section 2.2	Audit Committee of the Board	10
Section 2.3	Compensation Committee of the Board	10
Section 2.4	Corporate Governance and Nominating Committee of the Board	11
Section 2.5	Risk Committee of the Board	12
Section 2.6	Company Bank Subsidiary Board of Directors	12
Section 2.7	Implementation	12

ARTICLE III
APPROVAL AND CONSENT RIGHTS

Section 3.1	Approval and Consent Rights	13

ARTICLE IV
COMPLIANCE, INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

Section 4.1	Compliance with Policies and Procedures	16
Section 4.2	Information and Access Rights	16
Section 4.3	General Information Requirements	18
Section 4.4	Matters Concerning Auditors	18
Section 4.5	Release of Information and Public Filings	19
Section 4.6	Information in Connection with Regulatory or Supervisory Requirements	20
Section 4.7	Implementation with Respect to Legal Disclosures	21
Section 4.8	Information Concerning BNPP Equity Awards	22
Section 4.9	Expenses	22

ARTICLE V
EXCHANGE OF COMMON STOCK for NON-VOTING COMMON STOCK

Section 5.1	Exchange	22

i

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FORM OF

STOCKHOLDER AGREEMENT

Stockholder Agreement (this “Agreement”), dated as of [     ], 2016, by and between BNP Paribas, a corporation organized and domiciled in the French Republic (“BNPP”), and First Hawaiian, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, prior to the completion of the IPO, the Company is an indirect Wholly Owned Subsidiary of BNPP.

WHEREAS, in connection with the initial public offering (the “IPO”) of common stock, par value $0.01, of the Company (the “Common Stock”), a subsidiary of BNPP is selling [     ] shares of Common Stock representing approximately [     ]% of the outstanding Common Stock as of the date hereof.

WHEREAS, the Company and BNPP desire to set forth certain agreements that will govern the relationship between them following the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  Capitalized terms used in this Agreement shall have the meanings assigned below:

“5% Date” means the first date on which BNPP ceases to Beneficially Own at least 5% of the outstanding Common Stock.

“25% Date” means the first date on which BNPP ceases to Beneficially Own at least 25% of the outstanding Common Stock.

“50% Date” means the first date on which BNPP ceases to Beneficially Own at least 50% of the outstanding Common Stock.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that none of the Company and its Subsidiaries shall be considered Affiliates of BNPP or any of BNPP’s Affiliates for purposes of this Agreement.

“Ancillary Agreements” means the Expense Reimbursement Agreement, the Transitional Services Agreement, the Registration Rights Agreement, the Master Reorganization Agreement, the Tax Sharing Agreement, the Insurance Services Agreement, the Intellectual Property Services Agreement and the Tax Allocation Agreement.

“Applicable Accounting Standards” means the International Financial Reporting Standards, as adopted for use in the European Union.

“Applicable Law” means any applicable law (including common law), statute, regulation, rule, executive order, ordinance, judgment, ruling, published regulatory policy or guideline, injunction, order, consent, exemption, license, approval or permit enacted, issued, promulgated, adjudged, entered or enforced by a Governmental Authority, including, for the avoidance of doubt, the Nasdaq Listing Rules.

“Bankruptcy Laws” means Title 11 of the United States Code and other Federal, state or foreign laws principally dealing with the liquidation, reorganization, administration, conservatorship or receivership of insolvent debtors.

“Beneficially Own” means, with respect to any Person, securities of which such Person or any of such Person’s Affiliates, directly or indirectly, has “beneficial ownership” as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act, including securities beneficially owned by others with whom such Person or any of its Affiliates has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities; provided that a Person shall not be deemed to Beneficially Own (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered securities are accepted for payment, purchase or exchange, (ii) any security as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act, and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).

“BHC Act” means the U.S. Bank Holding Company Act of 1956.

“BNPP” has the meaning set forth in the Preamble.

“BNPP Auditor” means the independent registered public accounting firm responsible for conducting the audit of BNPP’s annual financial statements.

“BNPP Authorized Person” means an individual designated in writing by BNPP to the Company as authorized to act on behalf of BNPP in the exercise of its rights hereunder.

“BNPP Director” means a Director designated by BNPP pursuant to its nomination rights set forth in Section 2.1(d) or otherwise designated in writing by BNPP to the Board of Directors to act in such capacity.

“BNPP Independent Director” means a BNPP Director who is also an Independent Director.

“BNPP Individual” means (i) any director, officer or employee of BNPP or any of its Subsidiaries, (ii) any BNPP Director or (iii) any person designated by BNPP as a BNPP Director who, with his or her consent, is named in any Registration Statement of the Company under the Securities Act as about to become a Director of the Company.

“BNPP Policy Framework” means the policy framework as implemented and enforced by BNPP to which the Company is subject as of the Completion of the IPO, subject to any changes thereto, including the addition of new policies or changes to or removal of existing policies, as may be designated in writing by a BNPP Authorized Person from time to time.

“Board of Directors” or “Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or day on which banks in Honolulu, Hawaii, New York, New York or Paris, France are authorized or required by Applicable Law to close.

“Capital Stock” means the equity capital or other equity interests of a Person or a security convertible or exercisable (whether or not such conversion or exercise is contingent or conditional) into or for the equity capital or other equity interests of a Person.

“CEO” means the Chief Executive Officer of the Company (or the equivalent successor position), as elected or appointed by the Board of Directors.

“CFO” means the Chief Financial Officer of the Company (or the equivalent successor position), as elected or appointed by the Board of Directors.

“Claim Notice” has the meaning set forth in Section 7.2(a).

“Common Stock” has the meaning set forth in the Preamble, and does not include Non-Voting Common Stock.

“Company” has the meaning set forth in the Preamble.

“Company Auditor” means the independent registered public accounting firm responsible for conducting the audit of the Company’s annual financial statements.

“Company Bank Subsidiary” means First Hawaiian Bank, a Hawaii state-chartered bank and Wholly Owned Subsidiary of the Company, together with any successor of First Hawaiian Bank.

“Company Slate” means the candidates for election as Director proposed or recommended by the Board of Directors to the Company’s stockholders in connection with a meeting of stockholders.

“Completion of the IPO” means the consummation of the IPO upon the settlement of the first sale of Common Stock pursuant to the Registration Statement on Form S-1 (File No. 333-[     ]) relating to the IPO.

“Confidential Information” means, with respect to either Party or any of its Subsidiaries, any information disclosed by such Party to the other Party or any of the other Party’s respective Subsidiaries, whether on or prior to the date hereof, that relates to (i) any information relating to the business, financial or other affairs (including future plans, financial targets, trade secrets and know-how) of such other Party or such other Party’s Subsidiaries, or (ii) any information of the other Party or such other Party’s Subsidiaries provided in a manner which reasonably indicates the confidential or proprietary nature of such information.

“CRD IV” means the fourth EU Capital Requirements Directive and EU Capital Requirements Regulation.

“CRO” means the Chief Risk Officer of the Company (or the equivalent successor position), as elected or appointed by the Board of Directors.

“Deconsolidation Date” means the date on which BNPP ceases to consolidate the Company’s financial statements with its financial statements under the Applicable Accounting Standards.

“Director” means a member of the Board of Directors.

“Disclosing Party” has the meaning set forth in Section 6.3(a).

“Dispute” means any dispute, controversy, difference or claim arising out of or in connection with this Agreement or the subject matter of this Agreement, including any questions concerning its existence, formation, validity, interpretation, performance, breach and termination.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Officer” means the CEO, the President and Chief Operating Officer, the CFO, the CRO and all other persons qualifying as “officers” of the Company for purposes of Rule 16a-1(f) under the Exchange Act.

“Expense Reimbursement Agreement” means the Expense Reimbursement Agreement, dated as of July 1, 2016, by and between the Company and BNPP.

“Final Determination” means, with respect to a Dispute as to indemnification for a Loss under this Agreement, (i) a written agreement between the parties to such Dispute resolving such Dispute, (ii) a final and non-appealable order or judgment entered by a court of competent jurisdiction resolving such Dispute or (iii) a final non-appealable determination rendered by an arbitration or like panel to which the parties submitted such Dispute that resolves such Dispute.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization with competent jurisdiction.

“Indemnitee” has the meaning set forth in Section 7.2(a).

“Indemnifying Person” has the meaning set forth in Section 7.2(a).

“Independent Director” means a Director who is both (i) an independent director under Section 5605 of the Nasdaq Listing Rules and (ii) “independent” for purposes of Rule 10A-3(b)(1) under the Exchange Act.

“Information Party” has the meaning set forth in Section 4.7(c).

“Insurance Services Agreement” means the Insurance Services Agreement, dated the date hereof, by and among BNPP, the Company and the Company Bank Subsidiary.

“IPO” has the meaning set forth in the Recitals.

“Intellectual Property Services Agreement” means the Intellectual Property Services Agreement, dated the date hereof, by and among the Company, the Company Bank Subsidiary, BancWest Holding Inc., BancWest Corporation and Bank of the West.

“Lead Director” means the Director designated as such by the Board of Directors pursuant to Section 2.1(f)(i).

“Loss” means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties, reasonable attorneys’ fees and reasonable out of pocket disbursements).

“Master Reorganization Agreement” means the Master Reorganization Agreement, dated as of April 1, 2016, by and among the Company (f/k/a BancWest

Corporation), BWC Holding, Inc. (now known as BancWest Corporation), BancWest Holding Inc. and BNPP.

“Nasdaq Listing Rules” means the NASDAQ Stock Market Listing Rules.

“Non-Control Date” means the date on which BNPP ceases to control the Company for purposes of the BHC Act as provided for in a written determination from the Board of Governors of the Federal Reserve System to BNPP or such earlier date as BNPP may designate in writing to the Company.

“Non-Voting Common Stock” means the Non-Voting Common Stock, par value $0.01 per share, of the Company.

“Notice Period” has the meaning set forth in Section 7.2(b).

“Other Officer” means an officer of the Company, other than an Executive Officer, whose compensation is subject to the requirements of CRD IV.

“Party” means either the Company or BNPP.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporate organization, association, corporation, institution, public benefit corporation, Governmental Authority or any other entity.

“Qualified Compensation Director” means a Director who is (i) a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act and (ii) an “outside director” as defined in Treasury Regulations Section 1.162-27(e)(3)(i).

“Receiving Party” has the meaning set forth in Section 6.3(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, between BNPP, BancWest Corporation and the Company.

“Regulation S-K” means Regulation S-K under the Securities Act and the Exchange Act.

“Representatives” means, with respect to any Person, any officer, director, employee, advisor, agent or representative of such Person, or anyone acting on behalf of them or such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person who is controlled by such Person; provided that none of the Company and its Subsidiaries shall be considered Subsidiaries of BNPP or any of BNPP’s Subsidiaries for purposes of this Agreement.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of July 1, 2016, by and among BNPP, BNPP USA, Inc., BancWest Corporation, BancWest Holding Inc., Bank of the West, the Company and the Company Bank Subsidiary.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of April 1, 2016, by and among BNPP, the Company (f/k/a BancWest Corporation) and BWC Holding, Inc. (now known as BancWest Corporation).

“Third-Party Claim” means any assertion by a Person (including a Governmental Authority) who is not, and is not a Subsidiary of, a Party of any claim, or the commencement by any Person of any Action, against any Party, or its Subsidiary.

“Transitional Services Agreement” means the Transitional Services Agreement, dated the date hereof, by and among BNPP, BancWest Holding Inc., Bank of the West, the Company and the Company Bank Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the Capital Stock of which is owned, directly or indirectly, by such Person.

Section 1.2                                    Beneficial Ownership.  For purposes of this Agreement, BNPP shall:

(a)                                 be deemed to Beneficially Own securities that are Beneficially Owned by its Subsidiaries; and

(b)                                 be deemed to be acting on behalf of its Subsidiaries with respect to their capacities as holders of legal and economic interests, respectively, in Common Stock and Non-Voting Common Stock, as applicable.

Section 1.3                                    Interpretation.

(a)                                 Unless the context otherwise requires:

(i)                                     references contained in this Agreement to the Preamble, Recitals and to specific Articles, Sections or Subsections shall refer, respectively, to the Preamble, Recitals, Articles, Sections or Subsections of this Agreement;

(ii)                                  references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(iii)                               references to any statute or statutory provision include all rules and regulations promulgated pursuant to such statute or statutory provision, in each case as such statute, statutory provision, rules or regulations may be amended, modified, supplemented or replaced from time to time;

(iv)                              references to any Governmental Authority include any successor to such Governmental Authority;

(v)                                 terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(vi)                              the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vii)                           the terms “Dollars” and “$” mean U.S. Dollars; and

(viii)                        wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

(b)                                 The headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)                                  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)                                 In this Agreement, any provision which applies “until” a specified date shall apply before and on such specified date, and shall cease to apply on the date immediately following such specified date.

ARTICLE II
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Section 2.1                                    Board of Directors.

(a)                                 As of the Completion of the IPO, the Board of Directors shall consist of nine (9) members.  From the Completion of the IPO until the earlier of (i) the one-year anniversary of the 50% Date and (ii) the 25% Date, the Company shall use its best efforts to cause the Board of Directors to consist of a majority of BNPP Directors.  From and after the one-year anniversary of the 50% Date, the Board of Directors shall transition to full compliance with Section 5605(b) of the Nasdaq Listing Rules to the extent the composition of the Board of Directors is not already in full compliance, such that on and after the one-year anniversary of the 50% Date, the Board of Directors shall consist of a majority of Independent Directors.

(b)                                 At all times, the Board of Directors shall include at least three (3) Independent Directors.

(c)                                  The CEO shall serve on the Board of Directors and shall be the Chairperson of the Board of Directors.  The CEO shall not be deemed a BNPP Director.

(d)                                 BNPP shall have the right to nominate for inclusion on the Company Slate such number of Directors, each of whom shall be a BNPP Director, such that the aggregate number of Directors nominated by BNPP on the Company Slate is equal to the following (or such lower number as BNPP shall determine):

(i)                                     until the earlier of (A) the one-year anniversary of the 50% Date and (B) five (5) days after the 25% Date, five (5) Directors, or such other number as shall represent a majority of the Directors on the Board of Directors;

(ii)                                  if the 25% Date has not occurred, from and after the one-year anniversary of the 50% Date until five (5) days after the 25% Date, three (3) Directors;

(iii)                               from and after five (5) days after the 25% Date until five (5) days after the 5% Date, one (1) Director; and

(iv)                              five (5) days after the 5% Date, none.

(e)                                  Until the 5% Date, the Company shall use its best efforts:

(i)                                     to cause there to be on the Board of Directors at all times that number of BNPP Directors for which BNPP maintains nomination rights pursuant to Section 2.1(d);

(ii)                                  to fill any vacancy on the Board of Directors created by the resignation, removal or incapacity of any BNPP Director with an individual designated by BNPP, to the extent BNPP would then have the right to nominate such individual consistent with the aggregate number of BNPP Directors BNPP shall then be entitled to nominate pursuant to Section 2.1(d); and

(iii)                               to prevent the removal of any BNPP Director without BNPP’s consent, to the extent BNPP would then have the right to nominate such individual consistent with the aggregate number of BNPP Directors BNPP shall then be entitled to nominate pursuant to Section 2.1(d).

(f)                                   The Board of Directors may, in its sole discretion, designate one of the Independent Directors who is not a BNPP Director as its “Lead Director” to preside over meetings of the Board of Directors held in the absence of any Director who is also an Executive Officer and to have such additional responsibilities and authority as the Board of Directors may direct from time to time.

Section 2.2                                    Audit Committee of the Board.

(a)                                 As of the Completion of the IPO, the Board of Directors shall have established an audit committee that shall consist of three (3) or more Independent Directors (with the size of the audit committee established by the Board of Directors).

(b)                                 At any time prior to the 5% Date during which a BNPP Independent Director serves on the Board of Directors, at least one (1) member of the audit committee shall be a BNPP Independent Director designated by BNPP, so long as such BNPP Independent Director also meets the standards for audit committee membership as set forth in the Nasdaq Listing Rules and the rules under the Exchange Act.  No BNPP Independent Director shall be a member of the audit committee following the 5% Date.

(c)                                  The audit committee shall have responsibilities and authority consistent with Rule 10A-3 under the Exchange Act and Section 5605(c) of the Nasdaq Listing Rules, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time.

(d)                                 The audit committee shall have at all times at least one (1) member who is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Section 2.3                                    Compensation Committee of the Board.

(a)                                 As of the Completion of the IPO, the Board of Directors shall have established a compensation committee that, at all times prior to the 50% Date, shall consist of three (3) or more Directors (with the size of the compensation committee established by the Board of Directors) with at least one (1) such Directors being a BNPP Director.  BNPP shall designate the BNPP Director to fill the position reserved for BNPP Directors on the compensation committee pursuant to this Section 2.3(a).

(b)                                 On the 50% Date (or on such earlier date as BNPP shall determine), the compensation committee shall transition to full compliance with Section 5605(d) of the Nasdaq Listing Rules to the extent the composition of the compensation committee is not already in full compliance, as follows:

(i)                                     on or before the 50% Date, the compensation committee shall have at least one (1) Independent Director who is also a Qualified Compensation Director;

(ii)                                  on or before 90 days following the 50% Date, the compensation committee shall consist of a majority of Independent Directors, at least two (2) of whom are Qualified Compensation Directors; and

(iii)                               on or before the one-year anniversary of the 50% Date, the compensation committee shall consist solely of Independent Directors, at least two (2) of whom are Qualified Compensation Directors.

(c)                                  Until the Deconsolidation Date, the Board of Directors, in its entirety and in compliance with CRD IV and any similar regulations to which BNPP is subject, shall:

(i)                                     approve any grants of equity or equity-based compensation awards to any Executive Officer, Other Officer or Director; and

(ii)                                  determine performance goals for performance-based compensation of the Executive Officers and Other Officers and the satisfaction thereof;

provided that, if determined necessary in order to provide qualified performance-based compensation under Section 162(m) and/or to comply with other Applicable Law, the compensation committee or subcommittee of the Board of Directors composed solely of two (2) or more Qualified Compensation Directors shall be responsible for the foregoing matters.

(d)                                 Following the 50% Date, the compensation committee shall have responsibilities and authority consistent with Section 5605(d) of the Nasdaq Listing Rules, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time.

(e)                                  After the one-year anniversary of the 50% Date (or such other date on which the compensation committee shall consist solely of Independent Directors) and until the 5% Date, at any time during which a BNPP Independent Director serves on the Board of Directors, at least one member of the compensation committee shall be a BNPP Independent Director.  No BNPP Director shall be a member of the compensation committee following the 5% Date.

Section 2.4                                    Corporate Governance and Nominating Committee of the Board.

(a)                                 As of the Completion of the IPO, the Board of Directors shall have established a corporate governance and nominating committee that, at all times prior to the 50% Date, shall consist of three (3) or more Directors (with the size of the corporate governance and nominating committee established by the Board of Directors) with at least one (1) such Director being a BNPP Director. BNPP shall designate the BNPP Director to fill the position reserved for BNPP Directors on the corporate governance and nominating committee pursuant to this Section 2.4(a).

(b)                                 On the 50% Date (or on such earlier date as BNPP shall determine), the corporate governance and nominating committee shall transition to full compliance with Section 5605(e) of the Nasdaq Listing Rules to the extent the composition of the corporate governance and nominating committee is not already in full compliance, as follows:

(i)                                     on or before the 50% Date, the corporate governance and nominating committee shall have at least one (1) Independent Director;

(ii)                                  on or before 90 days following the 50% Date, the corporate governance and nominating committee shall consist of a majority of Independent Directors; and

(iii)                               on or before the one-year anniversary of the 50% Date, the corporate governance and nominating committee shall consist solely of Independent Directors.

(c)                                  The corporate governance and nominating committee shall at all times exercise the responsibilities and authority set forth under Section 5605(e) of the Nasdaq Listing Rules, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time.

(d)                                 After the one-year anniversary of the 50% Date (or such other date on which the corporate governance and nominating committee shall consist solely of Independent Directors) and until the 5% Date, at any time during which a BNPP Independent Director serves on the Board of Directors, at least one (1) member of the corporate governance and nominating committee shall be a BNPP Independent Director.  No BNPP Director shall be a member of the corporate governance and nominating committee following the 5% Date.

Section 2.5                                    Risk Committee of the Board.

(a)                                 As of the Completion of the IPO, the Board of Directors shall have established a risk committee that, at all times prior to the Non-Control Date, shall consist of four (4) or more Directors (with the size of the risk committee established by the Board of Directors) with up to two (2) such Directors being BNPP Directors. BNPP shall designate the BNPP Directors to fill the positions reserved for BNPP Directors on the risk committee pursuant to this Section 2.5(a).

(b)                                 The Chairperson of the risk committee must satisfy the requirements of 12 C.F.R. § 252.22(d)(2).  At least one (1) member of the risk committee must have experience in identifying, assessing and managing risk exposures of large, complex firms.

Section 2.6                                    Company Bank Subsidiary Board of Directors.

(a)                                 From the Completion of the IPO until the Non-Control Date (or such earlier date as BNPP shall determine), subject to Applicable Law, all of the members of the Board of Directors, including the BNPP Directors who serve on the Board of Directors in accordance with Section 2.1, shall be members of the board of directors of the Company Bank Subsidiary.

(b)                                 From the Completion of the IPO until the Non-Control Date (or such earlier date as BNPP shall determine), subject to Applicable Law, the audit, compensation, corporate governance and nominating and risk committees of the Company Bank Subsidiary shall have the same members as the corresponding committees of the Company.

Section 2.7                                    Implementation.

(a)                                 The Company shall make such disclosures, and shall take such other steps, as shall be required to avail itself of such exemptions from the Nasdaq Listing Rules and other Applicable Law so as to permit the full implementation of this Article II.

(b)                                 Any determination by or consent of BNPP pursuant to this Article II shall be evidenced in advance by a writing signed on behalf of BNPP by a BNPP Director or a BNPP Authorized Person.

(c)                                  Except as expressly stated in this Article II, BNPP Directors (i) shall not be required to be Independent Directors or meet any standard of independence from the Company and (ii) may be officers or employees of BNPP or any of its Affiliates, but not of the Company or any of the Company’s Subsidiaries.

(d)                                 The Chairman of the Board of Directors shall provide each Director advance notice of all committee or subcommittee meetings, whether or not such Director serves on any such committee or subcommittee. Any Director may attend any committee or subcommittee meeting as a non-voting observer; provided that any committee or subcommittee shall have the right to hold sessions consisting only of members of such committee or subcommittee and invited guests present, as applicable.

(e)                                  BNPP may, in its sole discretion and at any time, waive any of its rights under this Agreement, including its rights to designate individuals for nomination and election to the Board of Directors and to designate individuals to serve on the committees of the Board of Directors.

ARTICLE III
APPROVAL AND CONSENT RIGHTS

Section 3.1                                    Approval and Consent Rights.

(a)                                 Until the 25% Date (or such earlier date as BNPP shall determine), the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without the approval of a majority of the BNPP Directors on the Board of Directors (or, if no BNPP Directors remain on the Board of Directors, a BNPP Authorized Person) at the time of such action:

(i)                                     any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) with consideration or value of more than $50 million;

(ii)                                  any acquisition or disposition of securities, assets or liabilities involving a value greater than $50 million other than transactions involving investment securities or loans approved in accordance with the Company’s or any of its Subsidiary’s established policies and procedures to monitor invested assets or loans, respectively;

(iii)                               any incurrence or guaranty of a debt obligation having a principal amount greater than $50 million, other than (A) debt obligations incurred by the Company Bank Subsidiary in the ordinary course and (B) a guaranty or similar undertaking by the Company Bank Subsidiary in the ordinary course of business;

(iv)                              any issuance of any debt security of the Company or any of its Subsidiaries involving an aggregate principal amount exceeding $250 million or, in the case of subordinated debt obligations, involving an aggregate principal amount exceeding $50 million, in each case calculated on a cumulative basis over a twelve (12) month period;

(v)                                 entry into, or termination of, any joint venture or cooperation arrangements involving assets having a value exceeding $50 million;

(vi)                              the amendment (or approval or recommendation of the amendment) of the Company’s or any of the Company’s Subsidiaries’ certificates of incorporation or bylaws (or other similar organizational documents);

(vii)                           any material change in the scope of the Company’s business from the scope of the Company’s business immediately before the Completion of the IPO;

(viii)                        entry into, or termination of, any material contract, or any material amendment to any material contract, other than, in each case, (i) any employment agreement, (ii) any contract involving either aggregate cumulative payments of $15 million or more or aggregate annual payments of $7 million or more or (iii) any contract where entry into, termination or material amendment of is otherwise expressly permitted by this Agreement or by the Transitional Services Agreement;

(ix)                              settlement of any material litigation or proceeding;

(x)                                 the election, hiring or dismissal, other than a dismissal for cause, of the CEO or CFO of the Company or the Company Bank Subsidiary; or

(xi)                              any increase or decrease in the size of the Board of Directors.

(b)                                 Until the Deconsolidation Date (or such earlier date as BNPP shall determine):

(i)                                     the Company’s annual budget shall be approved by a majority of the BNPP Directors on the Board of Directors at the time of such annual budget (or, if no BNPP Director remains on the Board of Directors, a BNPP Authorized Person); and

(ii)                                  the Company may not, without the approval of a majority of the BNPP Directors on the Board of Directors at the time of such action (or, if no BNPP Director remains on the Board of Directors, a BNPP Authorized Person) or otherwise as required by Applicable Law, make any change in the Company Auditor.

(c)                                  Until the 5% Date (or such earlier date as BNPP shall determine), the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without the approval of a majority of the BNPP Directors on the Board of Directors at the time of such action (or, if no BNPP Director remains on the Board of Directors, a BNPP Authorized Person):

(i)                                     any increase or decrease in the authorized Capital Stock of the Company, or the creation of any new class or series of Capital Stock of the Company (including, for the avoidance of doubt, any class or series of preferred stock of the Company);

(ii)                                  any issuance or acquisition (including stock buy-backs, redemptions and other reductions of capital) of Capital Stock of the Company or any of its Subsidiaries, except:

(A)                               issuances and grants to a Director or employee of the Company of vested or unvested shares of Common Stock or restricted Common Stock, options to acquire shares of Common Stock, restricted stock units, “phantom” stock units or similar interests in the Company’s common equity, in each case pursuant to an equity compensation plan approved by the Board of Directors; or

(B)                               issuances of Capital Stock of a Subsidiary to a Wholly Owned Subsidiary, or acquisitions of Capital Stock of a Subsidiary by a Wholly Owned Subsidiary;

(iii)                               the listing or delisting of any class of Capital Stock of the Company or any of its Subsidiaries on a securities exchange; or

(iv)                              other than as required by Applicable Law, the formation of, or delegation of authority to, any new committee, or subcommittee thereof, of the Board of Directors, or the delegation of authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by the Board of Directors prior to the Consummation of the IPO.

(d)                                 Until the Non-Control Date (or such earlier date as BNPP shall determine), the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without the approval of a majority of the BNPP Directors on the Board of Directors (or, if no BNPP Director remains on the Board of Directors, a BNPP Authorized Officer) at the time of such action:

(i)                                     any change in any policy relating to loans or other risk appetite settings, investments, asset-liability management or derivatives or in any other policy that could reasonably be deemed to have a material effect on the Company’s consolidated results of operations or financial condition;

(ii)                                  any material written agreement or settlement with, or any material written commitment to, a regulatory agency, or any settlement of a material enforcement action;

(iii)                               with respect to the Company or any Subsidiary, any filing or the making of any petition under Bankruptcy Laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject the Company or any Subsidiary to a proceeding under Bankruptcy Laws;

(iv)                              any actions to affect the dissolution or winding-up of the Company or the Company Bank Subsidiary; or

(v)                                 any declaration or payment of a dividend or other “capital distribution” as defined by the Federal Reserve in 12 CFR§225.8.

(e)                                  BNPP may, in its sole discretion and at any time, waive any of its rights under this Agreement, including its rights to approve or consent to any actions to be taken by the Company described in this Article III.

ARTICLE IV
COMPLIANCE, INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

Section 4.1                                    Compliance with Policies and Procedures.

(a)                                 Until the Non-Control Date (or such earlier date as BNPP shall determine), the Company agrees that it shall, and shall cause each of its Subsidiaries to:

(i)                                     maintain, observe and comply with the BNPP Policy Framework (unless BNPP otherwise authorizes or directs or provides in writing for an earlier termination date in respect of any policy or procedure, in which case such specified date shall apply) to the extent necessary for BNPP to comply with its legal and regulatory obligations under Applicable Law;

(ii)                                  not adopt or implement any policies or procedures, and at BNPP’s reasonable request, refrain from taking any actions, that would cause BNPP or any of its Subsidiaries to violate any Applicable Law to which BNPP is subject; and

(iii)                               unless such action requires the approval by BNPP pursuant to Section 3.1(d)(i), prior to implementing, amending or rescinding any risk, capital, investment, asset-liability management or regulatory compliance, consult with the BNPP Authorized Person, and, to the extent consistent with its fiduciary duties, the Board of Directors shall take into account the reasonable interests of BNPP with respect thereto;

provided, that this Section 4.1(a) shall not require the Company to take any action (including adopting or implementing any policy) or refrain from taking any action where such action or inaction would cause the Company or any of its Subsidiaries to violate Applicable Law.

(b)                                 Until the Deconsolidation Date (or such earlier date as BNPP shall determine) the Company shall comply with CRD IV and any similar regulations to which BNPP is subject and the Company’s compensation committee shall exercise its authority in compliance with any BNPP policy related to compensation matters to the extent necessary for BNPP to comply with CRD IV and any similar regulations to which BNPP is subject.

Section 4.2                                    Information and Access Rights.

(a)                                 Until the Non-Control Date (or such earlier date as BNPP shall determine), the Company agrees to continue to provide BNPP with information and data relating to the business and financial results of the Company and its Subsidiaries to the extent that such information, data or access is required for BNPP to meet any legal, financial, regulatory, compliance, tax, audit (internal and external) or risk management obligation or requirement (as determined by BNPP in its reasonable judgment).

(b)                                 The Company agrees that, until the Deconsolidation Date (or such earlier date as BNPP shall determine):

(i)                                     Accounting Systems and Principles.  The Company shall maintain accounting principles, systems and reporting formats that are consistent with BNPP’s financial accounting practices in effect as of the Completion of the IPO, and shall thereafter in good faith consider any changes to such principles, systems or reporting formats requested by BNPP;

(ii)                                  Controls and Procedures. The Company shall, and shall cause each of its Subsidiaries to, (A) maintain adequate and effective disclosure controls and procedures and internal control over financial reporting and (B) provide quarterly certifications from its relevant officers and employees regarding disclosure controls and procedures and internal control over financial reporting, consistent with certifications provided to BNPP immediately prior to the Completion of the IPO or in accordance with BNPP’s internal standards, including materiality; and

(iii)                               Advance Notice.  The Company shall inform BNPP promptly of any events or developments that might reasonably be expected to materially affect the Company’s financial condition and results of operations.

(c)                                  The Company agrees that, until the Non-Control Date (or such earlier date as BNPP shall determine) the Company and its Subsidiaries shall continue to provide Representatives of BNPP and its Subsidiaries with reasonable access to the Company’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of the Company as a consolidated Subsidiary of BNPP (if then applicable) and BNPP’s control of the Company and its Subsidiaries for purposes of the BHC Act or any other Applicable Law to which BNPP is subject.

(d)                                 BNPP agrees that, until the Non-Control Date, BNPP and its Subsidiaries, including Bank of the West, shall continue to, and BNPP shall cause its Subsidiaries, including Bank of the West, to continue to (i) provide Representatives of the Company with reasonable access to BNPP’s and its Subsidiaries’ personnel (including senior-level management and other employees) and data, in a manner consistent with the status of BNPP, or its Subsidiary, as the corporate parent of the Company (if then applicable) and (ii) provide the Company with any data or services necessary to perform its obligations under this Agreement.

(e)                                  For a period of five years following the Non-Control Date, subject to an extension of up to ten years upon the demonstration of a legal, tax or regulatory requirement for such extension by the requesting Party, and subject at all times to any restrictions under Applicable Law, BNPP and the Company shall retain the right to access such records of the other or its Subsidiaries, including Bank of the West, which exist resulting from BNPP’s control or ownership of all or a portion of the Company and its Subsidiaries.  Upon reasonable notice and at each Party’s own expense, BNPP (and its authorized Representatives) and the Company (and its authorized Representatives) shall be afforded access to such records at reasonable times and during normal business hours, and each Party (and its authorized Representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided that access to such records may be denied if (a) BNPP or the Company, as the case may be, cannot demonstrate a legitimate business need (during the five year period following the Non-Control Date), or a legal, tax or regulatory requirement (during the extension period described above), for such access to the records; (b) the information contained in the records is subject to any applicable confidentiality commitment to a third party; (c) a bona fide competitive reason exists to deny such access; (d) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party; (e) such access would serve as a waiver of any privilege afforded to such record; or (f) such access would unreasonably disrupt the normal operations of BNPP, the Company or their Subsidiaries, as the case may be.  Notwithstanding the foregoing, nothing in this Section 6.3 shall require either Party or its Subsidiaries to modify its record retention policy as may be in effect from time to time to retain or preserve any records that in the absence of this Section 6.3 would otherwise be exempt from such retention requirement.

(f)                                   In connection with its provision of information to BNPP pursuant to Section 4.1(a), the Company may implement reasonable procedures to restrict access to such information to only those Persons who BNPP reasonably determines have a need to access such information.

Section 4.3                                    General Information Requirements.

(a)                                 All information provided by the Company or any of its Subsidiaries to BNPP pursuant to Section 4.2 shall be in the form and with the level of detail reasonably requested by BNPP.  All financial statements and information provided by the Company or any of its Subsidiaries to BNPP pursuant to Section 4.2 shall be provided under Applicable Accounting Standards with a reconciliation to GAAP.  BNPP shall provide the Company with at least 30 days’ notice of any change in its administrative practices and policies as they relate to the obligations of the Company pursuant to this Section 4.3(a) or (b), including any change in such policies relating to reporting times and delivery methods.

(b)                                 With respect to any information provided by the Company or any of its Subsidiaries to BNPP that is contained in, or used in the preparation of, any public disclosure of BNPP, the Company shall not provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

(c)                                  With respect to any information provided by BNPP or any of its Subsidiaries to the Company that is contained in, or used in the preparation of, any public disclosure of the Company, BNPP shall not provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

Section 4.4                                    Matters Concerning Auditors.

(a)                                 Until the Deconsolidation Date (or such earlier date as BNPP shall determine):

(i)                                     BNPP shall have full access, during normal business hours, to the Company Auditor and to the Company’s internal audit function (through the Company’s head of internal audit), including access to work papers and the personnel responsible for conducting the Company’s quarterly reviews and annual audit, and shall be provided with copies of all material correspondence between the Company and the Company Auditor;

(ii)                                  the Company shall extend all reasonably requested cooperation with the BNPP Auditor in connection with BNPP’s internal and external audit function;

(iii)                               the Company shall instruct the Company Auditor to perform the work requested by the BNPP Auditor pursuant to this Agreement, and the Company shall use its reasonable best efforts to enable the Company Auditor to comply with the instructions received; and

(iv)                              upon reasonable notice, the Company shall authorize the Company Auditor to make available to the BNPP Auditor during normal business hours both the personnel responsible for conducting the Company’s quarterly reviews and annual audit and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the quarterly review or annual audit of the Company.

(b)                                 Neither Party shall take any action that would cause either the Company Auditor or the BNPP Auditor not to be independent with respect to the Company or BNPP, respectively.

Section 4.5                                    Release of Information and Public Filings.

(a)                                 Until the Non-Control Date (or such earlier date as BNPP shall determine):

(i)                                     to the extent practicable under the circumstances, the Company shall (A) coordinate with BNPP with respect to the public release of any material information relating to the Company; and (B) provide BNPP with a copy of any such proposed public release no later than two (2) Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by BNPP and received by the Company reasonably in advance of such publication;

(ii)                                  BNPP shall (A) coordinate with the Company with respect to the public release of any material information relating to the Company, and (B) to the extent practicable, provide the Company with a copy of any such proposed public release no later than two (2) Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by the Company and received by BNPP reasonably in advance of such publication.  Notwithstanding anything to the contrary set forth in this Agreement, except to the extent required by Applicable Law, BNPP shall not release any material information relative to the Company prior to the public release thereof by the Company;

(iii)                               to the extent practicable, each Party shall give the other Party an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon.  In the event that the Company is required by Applicable Law to publicly release information concerning the Company’s financial information for a period for which BNPP has yet to publicly release financial information, the Company shall provide BNPP notice of such release of such information as soon as practicable prior to such release of such information; and

(iv)                              each of BNPP and the Company shall take reasonable steps to cooperate with each other in connection with the preparation, printing, filing, and public dissemination of their respective annual and quarterly statements, their respective audited annual financial statements, their respective annual reports to stockholders, any other required regulatory filings and, with respect to the Company, annual, quarterly and current reports under the Securities Act, any prospectuses and other filings made with the SEC.

(b)                                 No rights under Section 4.5(a) shall apply to the extent that they would prevent the Company from complying with its disclosure or other obligations under Applicable Law.

Section 4.6                                    Information in Connection with Regulatory or Supervisory Requirements.

(a)                                 Until the Non-Control Date and subject to any restrictions under Applicable Law:

(i)                                     the Company shall, and shall cause its Subsidiaries to, (A) provide, as promptly as reasonably practicable, but in any case within three (3) Business Days of any request from BNPP (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (1) requested or demanded by any Governmental Authority having jurisdiction or oversight authority over BNPP or any of its Subsidiaries or (2) deemed necessary or advisable by BNPP in connection with any filing, report, response or communication made by BNPP or its Subsidiaries with or to a Governmental Authority having jurisdiction or oversight authority over BNPP or any of its Subsidiaries, whether made pursuant to a specific request from such Governmental Authority or in the ordinary course, and (B) upon reasonable notice, provide access to any Governmental Authority having jurisdiction or oversight authority over BNPP or any of its Subsidiaries to its offices, employees and management in a reasonable manner where and as required under Applicable Law.

(ii)                                  BNPP shall, and shall cause its Subsidiaries to provide, as promptly as reasonably practicable, but in any case within three (3) Business Days of any request from the Company (unless not reasonably available within such time, in which case as soon as possible thereafter), (A) financial, accounting taxation and other information and records of, or confirmations from, BNPP and its Subsidiaries, and (B) access to relevant personnel of BNPP and its Subsidiaries, in each case to the extent such information or access is necessary for the Company to comply with any Applicable Law or to meet the requirements of any Governmental Authority or securities exchange to which the Company is subject.

(b)                                 Each Party shall use its reasonable best efforts to keep the other Party informed of the type of information such Party expects to require on a regular basis (including the expected timing requirements for such information) in order to meet its reporting or filing obligations, and the reporting and filing obligations of its Subsidiaries, with Governmental Authorities; provided, however, that no failure to abide by this Section 4.6(b) shall affect the validity of any demand made pursuant to Section 4.6(a).

(c)                                  Notwithstanding the foregoing, if either Party reasonably determines that any provision of information pursuant to this Section 4.6 could be commercially detrimental to such Party’s business, violate any Applicable Law (including any Applicable Law relating to confidential supervisory information) or result in the waiver of any privilege, the Parties shall take all reasonable measures to permit the provision of such information in a manner that avoids any such detriment, violation or waiver.  If, after the Parties have taken such measures, such Party is unable to provide any such information other than in a manner that could violate Applicable Law, such Party shall not be required to provide such information.  For the avoidance of doubt, neither Party shall be required to disclose confidential supervisory information to the other Party pursuant to the information sharing provisions of this Agreement, including this Section 4.6, or to any other Person, in all cases to the extent prohibited by Applicable Law.

(d)                                 Each Party shall use its reasonable best efforts to obtain any consent required under Applicable Law to share any information requested pursuant to Section 4.6(b).

Section 4.7                                    Implementation with Respect to Legal Disclosures.

(a)                                 All requests for information or documents under Sections 4.1, 4.2 or 4.6(a)(i) relating to legal or regulatory matters or with respect to which legal privilege may be sought or asserted shall be made solely to the office of the General Counsel of the Company, with a copy to the Company Bank Subsidiary, Attention:  David Rair (or as the Company shall otherwise direct in writing), and all responses thereunder shall be made solely to the office of the General Counsel of BNP Paribas USA.  For the avoidance of doubt, such information or documents contained in databases, reports or systems of the Company to which BNPP has unrestricted access prior to the date hereof may be redacted, or access to the relevant databases, reports or systems may be restricted or denied, to the extent necessary so that such information and documents are handled in accordance with this Section 4.6.

(b)                                 All requests for information or documents under Section 4.6(a)(ii) shall be made solely to the office of the General Counsel of BNP Paribas USA, and all responses thereunder shall be made solely to the office of the General Counsel of the Company, with a copy to the Company Bank Subsidiary, Attention:  David Rair (or as the Company shall otherwise direct in writing).

(c)                                  If the Party required to deliver the information or documents pursuant to Sections 4.1, 4.2 or 4.6 (the “Information Party”) believes in good faith, based upon legal advice (from internal or external counsel), that the delivery of any information or documents pursuant to this Agreement would cause the loss of any applicable legal privilege (or create a risk of such loss), then both Parties shall work in good faith to determine an alternate means of delivering the requested information or documents, or the substance thereof, that does not result in the loss of such privilege.  If needed to preserve a legal privilege, the Parties shall negotiate in good faith and enter into a customary common interest agreement in advance of, and as a condition to, such delivery.  Notwithstanding the foregoing, if no alternate means can be agreed by the Parties and external counsel to the Information Party informs the other Party in writing that a common interest cannot be established, or with sufficient confidence be asserted, to preserve the legal privilege with respect to the information or documents in question, even if a common interest agreement were to be entered into, or that for any other reason the information or documents cannot be delivered without loss of the legal privilege (such external counsel to explain the reasons for its conclusion briefly but in reasonable detail so that the other Party can review the legal analysis with its own counsel), then the Information Party is excused from providing such information or documents, but only to the extent and for the time necessary to preserve the privileged character thereof.

Section 4.8                                    Information Concerning BNPP Equity Awards.  Each Party shall provide the other Party with any information reasonably requested in connection with the continued vesting of equity awards granted by BNPP to employees of the Company and its Subsidiaries prior to the Completion of the IPO in accordance with their respective terms.  In the case of the Company, the information provided shall include, upon request, information concerning the value, vesting schedule, outstanding amount of BNPP restricted stock and results of performance conditions for each employee.

Section 4.9                                    Expenses.  Except as otherwise set forth in the Expense Reimbursement Agreement, the Company shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under this Article IV.

ARTICLE V
EXCHANGE OF COMMON STOCK FOR NON-VOTING COMMON STOCK

Section 5.1                                    Exchange.

(a)                                 Upon at least ten (10) Business Days prior written notice from BNPP, the Company shall exchange all or part of the shares of Common Stock Beneficially Owned by BNPP for an equal number of fully paid and non-assessable shares of Non-Voting Common Stock in accordance with the procedures set forth in this Section 5.1.

(b)                                 Any notice requesting exchange of shares of Common Stock delivered pursuant to Section 5.1(a) shall contain (i) the name of each registered holder of shares of Common Stock Beneficially Owned by BNPP to be exchanged for shares of Non-Voting Common Stock and (ii) the number of shares of Common Stock each such registered holder desires to exchange for shares of Non-Voting Common Stock.

(c)                                  The Company shall promptly deliver to any holder of shares of Common Stock for which an election of exchange is given in accordance with this Section 5.1 a stock certificate in the name of such holder, or evidence of uncertificated shares registered in the name of such holder, representing the applicable number of shares of Non-Voting Common Stock issued in exchange for the shares of Common Stock exchanged.  All shares of Non-Voting Common Stock issued in exchange for shares of Common Stock pursuant to this Section 5.1 shall be validly issued and, upon issuance, fully paid and non-assessable.

(d)                                 The Company shall bear all costs and expenses incurred by it in connection with, and any issuance tax (other than stock transfer tax) resulting from, the exchange of shares of Common Stock pursuant to this Section 5.1.

(e)                                  The Company shall from time to time reserve for issuance out of its authorized but unissued shares of Non-Voting Common Stock, or shall keep available (solely for the purposes of issuance upon exchange of shares of Common Stock) shares of Non-Voting Common Stock held by the Company as treasury stock, the number of shares of Non-Voting Common Stock into which all outstanding shares of Common Stock held by BNPP or a Subsidiary of BNPP may be exchanged.

(f)                                   At such time that BNPP elects to transfer any of its Beneficially Owned Non-Voting Common Stock, such Non-Voting Common Stock will convert back into Common Stock in accordance with the terms of Section 4.3 of the Company’s Amended and Restated Certificate of Incorporation.

ARTICLE VI
OTHER PROVISIONS

Section 6.1                                    Related Party Transactions Policy.  The review and approval of the audit committee in accordance with the charter of the audit committee and the Company’s related party transaction policy shall be required prior to the Company or any Subsidiary of the Company entering into (i) any transaction that would be reportable by the Company pursuant to Item 404(a) of Regulation S-K in the Company’s subsequent Annual Report on Form 10-K or (ii) any material amendment to this Agreement.

Section 6.2                                    Internal Communications Protocols.  In addition to the rights set forth elsewhere in this Agreement, until the Non-Control Date, the Company agrees to consult with BNPP prior to issuing any internal communications which could reasonably be expected to be material to BNPP or to BNPP’s control of the Company for purposes of the BHC Act.

Section 6.3                                    Confidentiality.

(a)                                 Subject to Section 6.3(b), from and after the date hereof, each Party that receives or obtains Confidential Information, or whose Subsidiaries receive or obtain Confidential Information (collectively, the “Receiving Party”), from the other Party or any of its Subsidiaries (collectively, the “Disclosing Party”) as a result of the transactions contemplated by this Agreement shall treat such Confidential Information as confidential, shall use such Confidential Information only for the purposes of performing or giving effect to this Agreement and shall not disclose or use any such Confidential Information except as provided herein.  Notwithstanding anything to the contrary in this Agreement, neither Party shall be permitted to disclose or use any confidential supervisory information of the other Party to the extent prohibited by Applicable Law.

(b)                                 Section 6.3(a) shall not prohibit disclosure or use of any Confidential Information if and to the extent:

(i)                                     the disclosure or use is required by Applicable Law to a Governmental Authority (provided that, to the extent practicable and permitted by Applicable Law, prior to such disclosure or use the Receiving Party shall (a) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed (unless the provision of such notice is not permissible under Applicable Law) and (b) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information);

(ii)                                  the disclosure is to a Governmental Authority having jurisdiction over the Receiving Party in connection with ordinary course discussions with, and examinations by, such Governmental Authority;

(iii)                               the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made in connection with the tax affairs of the Disclosing Party;

(iv)                              the disclosure is made to the Receiving Party’s Representatives on a need-to-know basis (with the understanding that the Receiving Party shall be responsible for any breach by such Persons of this Section 6.3);

(v)                                 the Confidential Information is or becomes generally available to the public (other than as a result of an unauthorized disclosure, directly or indirectly, by the Receiving Party or its Representatives);

(vi)                              the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided that such sources are not known by the Receiving Party to be subject to another confidentiality obligation);

(vii)                           the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval; or

(viii)                        subject to Applicable Law, the disclosure or use of such Confidential Information is made by BNPP or any of its Subsidiaries in connection with the sale of any shares of Common Stock or Non-Voting Common Stock Beneficially Owned by BNPP or any of its Subsidiaries (provided that the recipient of any such Confidential Information shall agree to keep such Confidential Information confidential on terms and conditions that are no less favorable to the Company and its Subsidiaries than the provisions of this Section 6.3).

(c)                                  Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement. Except as otherwise provided in this Agreement, each Party shall use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.

(d)                                 In the event of any disclosure or loss of any Confidential Information of the Disclosing Party due to the fault of the Receiving Party, the Receiving Party shall promptly, at its own expense: (a) notify the Disclosing Party in writing; and (b) cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

(e)                                  For the avoidance of doubt, any BNPP Director (or, if no BNPP Directors remain on the Board of Directors, the BNPP Authorized Person) may disclose any information about the Company and its Subsidiaries received by such BNPP Director (whether or not in his capacity as a Director of the Company) (or the BNPP Authorized Person) to the other BNPP Directors, if any, and to BNPP and its Subsidiaries, provided that any such information disclosed that would otherwise constitute Confidential Information shall be treated by BNPP and its Subsidiaries in accordance with this Section 6.3.

Section 6.4                                    Director and Officer Indemnification; Liability Insurance.

(a)                                 Until at least the day after the last date on which a BNPP Individual is a Director of the Company, the Company shall grant indemnification (including advancement of expenses) to each such Director of the Company to the greatest extent permitted under Section 145 of the General Corporation Law of the State of Delaware and other Applicable Law.  Such indemnification and advancement shall continue as to any BNPP Individual (i) who becomes entitled to indemnification or advancement on or prior to such date, notwithstanding any change (except those changes made as required by Applicable Law) in the Company’s indemnification or advancement policies following such date, and (ii) with respect to liabilities existing or arising from events that have occurred on or prior to such date, notwithstanding such BNPP Individual’s ceasing to be a Director of the Company.

(b)                                 Insurance policies covering Directors, officers and employees of the Company, BNPP Individuals, the Company, BNPP and the respective Subsidiaries of the Company and BNPP will be maintained in accordance with the terms and conditions of the Insurance Services Agreement.

Section 6.5                                    Deconsolidation Date Determination.  BNPP shall provide written confirmation informing the Company that the Deconsolidation Date has occurred.  BNPP shall provide such written confirmation promptly, but in any case within seven (7) Business Days after the Deconsolidation Date.

ARTICLE VII
INDEMNIFICATION

Section 7.1                                    Indemnification.

(a)                                 To the fullest extent permitted by Applicable Law, BNPP hereby agrees to indemnify, defend and hold harmless the Company, its Subsidiaries and their respective former and current directors, officers and employees and each of the heirs, executors, successors and assigns of the foregoing, from and against any and all Losses relating to, arising out of or resulting from, directly or indirectly, any breach by BNPP or any of its Subsidiaries of this Agreement.

(b)                                 To the fullest extent permitted by Applicable Law, the Company hereby agrees to indemnify, defend and hold harmless BNPP, its Subsidiaries and each of the respective former and current directors, officers and employees and each of the heirs, successors, executers and assigns of the foregoing, from and against any and all Losses relating to, arising out of or resulting from, directly or indirectly, any breach by the Company or any of its Subsidiaries of this Agreement.

Section 7.2                                    Procedure for Indemnification of Third-Party Claims.

(a)                                 Notice of Claim.  If, at or following the date of this Agreement, any Person entitled to indemnification hereunder an (“Indemnitee”) shall receive notice or otherwise learn of a Third-Party Claim with respect to which either Party (an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to Section 7.1, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 7.2(a) shall not relieve the related Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such prejudice.

(b)                                 Control of Defense.  An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim.  Within twenty (20) days after the receipt of notice from an Indemnitee in accordance with Section 7.2(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to monitor and participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with Section 7.2(a)), and (ii) if a conflict exists between the positions of the Indemnifying Party and the Indemnitee, as reasonably determined in good faith by the Indemnitee, and the Indemnitee believes it is in the Indemnitee’s best interest to obtain independent counsel.

(c)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.2(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d)                                 If an Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligated the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and that releases the Indemnitee completely in connection with such Third-Party Claim; provide that Indemnitee shall not be required to admit any fault.

(e)                                  No Indemnifying Party shall consent to an entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f)                                   Whether or not the Indemnifying Party assume the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent which shall not be unreasonably withheld.

Section 7.3                                    Additional Matters.

(a)                                 Notice of Direct Claims.  Any claim on account of a Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party as soon as practicable but in any event within twenty (20) days after becoming aware of such claim; provided that the failure of any Indemnitee to give notice as provided in this Section 7.3(a) shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such prejudice.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b)                                 Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                                  Substitution.  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the, or add the Indemnifying Party as an additional, named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the names defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 7.2 and this Section 7.3, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement other than costs arising as a result of the negligence of the defendant.

(d)                                 Good Faith.  Subject to the other provisions of this Article VII, each Indemnitee shall act in good faith, and will make the same decisions in the use of personnel and the incurring of expenses as it would make if it were engaged and acting entirely at its own cost and for its own account regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

(e)                                  Duty to Mitigate.  Each Indemnitee shall use its commercially reasonable efforts to mitigate any Loss that is subject to indemnification pursuant to the provisions of Section 7.1.  In the event an Indemnitee fails to so mitigate a Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnitee made such efforts.

Section 7.4                                    Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification under this Agreement, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnitee.  In any event, the Indemnifying Party shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Loss for which the Indemnifying Party is liable under this Agreement no later than three (3) Business Days following any Final Determination of any dispute with respect to such Loss finding the Indemnifying Party’s liability therefor.  All payments made pursuant to this Article VII shall be made in U.S. dollars.

ARTICLE VIII
SETTLEMENT; DISPUTE RESOLUTION

Section 8.1                                    Resolution Procedure.  The resolution of any Dispute that arises between the Parties shall be governed by Section 6 of the Master Reorganization Agreement.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                    Obligations Subject to Applicable Law.  The obligations of each Party under this Agreement shall be subject to Applicable Law, and, to the extent inconsistent therewith, the Parties shall adopt such modified arrangements as are as close as possible to the requirements of this Agreement while remaining compliant with Applicable Law, provided, however, that the Company shall fully avail itself of all exemptions, phase-in provisions and other relief available under Applicable Law before any modified arrangements shall be adopted.

Section 9.2                                    Notices.  Unless otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be deemed to have been duly given when (i) delivered, (ii) sent by facsimile or electronic mail or (iii) deposited in the United States mail or private express mail, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to BNPP:

BNP Paribas
3 rue d’Antin
75002 Paris, France
Attention:  Pierre Bouchara — Head of Group Financial Management
Email:  pierre.bouchara@bnpparibas.com

If to the Company:

First Hawaiian, Inc.
999 Bishop Street
Honolulu, Hawaii 96813
Attention:  Robert S. Harrison, Chairman and CEO
E-mail:  rharrison@fhb.com

Section 9.3                                    Binding Effect; Assignment; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement and all rights hereunder may not be assigned, in whole or in part, directly or indirectly, by any Party except by prior written consent of the other Party, and any purported assignment without such consent shall be null and void; provided, that any Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party (whether by sale, merger or otherwise) so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed. The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective Subsidiaries and this Agreement shall not provide any third-person with any remedy claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement; provided that the provisions of Article VII shall inure to the benefit of each of the Indemnified Persons.

Section 9.4                                    Severability.  In the event any one or more of the provisions contained in this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, or the application of such provisions to Persons or circumstances or in jurisdictions other than those as to which have been held invalid, illegal, void or unenforceable, shall remain in full force and effect and not in any way be affected, impaired or invalidated thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal, void or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of invalid, illegal, void or unenforceable provisions.

Section 9.5                                    Entire Agreement; Amendment.  This Agreement and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussion, understandings, conversations, commitments and writings with respect to such subject matter.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.6                                    Waiver.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing. Notwithstanding any provision set forth in this Agreement, no Party shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law, statute, legal restriction, regulation, rule or order of any Governmental Authority.  The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 9.7                                    Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York and without regard to its choice of law principles. Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any Party to such action or proceeding has or can acquire jurisdiction), and each of the Parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The Parties to this Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the second sentence of this Section 9.7 may be served on any Party to this Agreement anywhere in the world.

Section 9.8                                    Waiver of Jury Trial.  EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 9.9                                    Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 9.10                             Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements and the documents to be delivered hereunder and thereunder.

Section 9.11                             Term; Survival.  The covenants, obligations and other agreements contained in this Agreement shall continue until such time as they are fully performed or satisfied in accordance with their terms, or are no longer required to be performed or satisfied; provided that no covenant, obligation or other agreement shall be considered to be performed or satisfied to the extent of any breach of such covenant, obligation or other agreement.

Section 9.12                             Subsidiary and Affiliate Action.  Wherever a Party has an obligation under this Agreement to “cause” a Subsidiary or Affiliate of such Party or any such Subsidiary’s or Affiliate’s officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such Party shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary or Affiliate to take such necessary action.  Wherever this Agreement provides that a Subsidiary or Affiliate of a Party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary’s or Affiliate’s officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement.  To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, BNPP and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein.  Any failure by an Affiliate of BNPP or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by BNPP or the Company, respectively.

Section 9.13                             Expenses.  Except as otherwise expressly provided in this Agreement and in the Expense Reimbursement Agreement, each Party will bear all expenses incurred by it in connection with the performance of its obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Stockholder Agreement to be executed and delivered as of the date first above written.

BNP PARIBAS

By:
Name:
	Title:	Director

FIRST HAWAIIAN, INC.

By:
Name:
Title: